EXHIBIT 5.1
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
June 9, 2008
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Dear Sirs:
     We have acted as special counsel to BlueLinx Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 1,500,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issuable directly or upon the exercise of options by participants in the Company’s 2006 Long-Term Equity Incentive Plan (the “Plan”), as contemplated pursuant to and subject to the terms and conditions set forth in the Plan.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such other agreements, certificates and documents of public officials, officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for our opinion set forth below.
     We have assumed the legal capacity of natural persons executing or delivering any instrument, the genuineness of all signatures thereon, the authority of all persons executing such instruments on behalf of all parties thereto other than officers and other representatives of the Company, the authenticity of all documents submitted to us as originals, the conformity to original of all copies, facsimiles, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     We are attorneys admitted to practice in the State of New York.
     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered to plan participants in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Schulte Roth & Zabel LLP